Exhibit 99.1

Please Contact MacKenzie Partners Today

To vote Your Empire Resorts Shares

October 29, 2019

Dear Empire Resorts Stockholder:

We recently mailed you a proxy statement in connection with the Special Meeting of Empire Resorts Stockholders scheduled for November 13, 2019. At the meeting stockholders are being asked vote on and approve, among other things, the merger of Empire Resorts with affiliates of Kien Huat Realty III Limited and Genting Malaysia Berhad. Under the terms of the merger agreement Kien Huat and Genting Malaysia will acquire all of the outstanding equity of the company not currently owned by the acquirers for $9.74 in cash per share of common stock.

As described in the proxy statement, completion of the merger requires the affirmative vote of a majority of the voting power of the outstanding shares not owned by Kien Huat, Genting Malaysia, their affiliates or any director or executive officer of the company. Therefore it is important that your shares be voted at the Special Meeting. We urge you to vote your Empire Resorts shares today. You may do so by contacting MacKenzie Partners toll free at 800-322-2885. MacKenzie Partners has been engaged by Empire Resorts to assist in gathering the votes for the Special Meeting.

No matter how many shares you hold your vote is important. MacKenzie Partners can take your vote via phone or email. To vote via phone please call 800-322-2885 or 212-929-5500 (call collect). You may also contact MacKenzie Partners with voting instructions via email at jjaegers@mackenziepartners.com.

Please contact MacKenzie Partners today so they can assist in processing your vote – this will only take a few minutes of your time.

Sincerely

/s/ Emanuel R. Pearlman

Emanuel R. Pearlman

Executive Chairman of the Board

Here is a sample email:

To:    jjaegers@mackenziepartners.com and jcarr@mackenziepartners.com

Subject:    Empire Resorts Special Meeting

Dear Mr. Jaegers,

Please let this email serve as my authorization to vote my shares of Empire Resorts as follows:

1.  FOR the adoption of the Merger Agreement

2.  FOR the approval, on an advisory basis, of certain items of compensation that are based on or otherwise related to the merger that may become payable to Empire Resorts’ named executive officers

3.  FOR the approval of the adjournment of the Special Meeting if necessary.

The shares are registered in the name of ____________